EXHIBIT 3.9

CERTIFICATE OF INCORPORATION

BROADWAY-GOODMAN CORPORATION

Under Section 402 of the Business Corporation Law

        The undersigned, being of the age of 21 years or over, for purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, hereby certifies:

        FIRST: The name of the corporation is BROADWAY-GOODMAN CORPORATION.

        SECOND: The purposes for which it is formed are:

        A.    The specific business in which the corporation proposes primarily to engage is the acquisition, management and operation of retail stores.

        B.    To engage generally in the business of carrying on, conducting, managing and owning retail stores; to manufacture; to buy and sell real estate; to rent, lease and mortgage the same or convey the same in trust, and in any and every way deal in and with such real estate as shall be necessary or convenient to properly carry on said business and enterprise; to borrow and loan money for the purpose of furthering its business interests, and to issue, sell and hypothecate its corporate bonds; to purchase, sell, hire, lease, mortgage, pledge and hypothecate any and all kinds of personal property, stocks, bonds, franchises, copyrights, trademarks and patent rights; to sell insurance and to act as agent or broker for the sale of insurance and to serve as a medium for the collection of insurance premiums; to make loans and extend credit to customers and to others; and to do any and all things necessary to properly carry out said powers and carry on said businesses.

        C.    To engage in any business related to those described in A and B of this Article SECOND and from time to time authorized or approved by the Board of Directors of this corporation.

        D.    In furtherance of the corporate purposes set forth herein, to act as partner or joint venturer or in any other legal capacity in any transaction.

        E.    To do business anywhere in the world.

        F.     To have and exercise all rights and powers from time to time granted to a corporation by law.

        The above purpose clauses shall not be limited by reference to or inference from one another, but each such purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

        THIRD: The office of the corporation is to be located in the City, County and State of New York.

        FOURTH: The aggregate number of shares the corporation shall have authority to issue is Twenty Thousand (20,000) of the par value of One Dollar ($1.00) each. No holders of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation.

        FIFTH: The Secretary of State is designated the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

  c/o Fried, Frank, Harris, Shriver & Jacobson
  120 Broadway
  New York, N. Y. 10005

        IN WITNESS WHEREOF, I have made and signed this Certificate this 9th day of May, 1972, and I affirm the statements contained therein as true under penalty of perjury.

/s/ Peter C. Siegfried 120 Broadway New York, New York

CERTIFICATE OF MERGER

of

BERGDORF & GOODMAN COMPANY

BERGDORF & GOODMAN FUR CORPORATION
into

BROADWAY-GOODMAN CORPORATION

Under Section 904 of the Business Corporation Law

        We, the undersigned, E. W. Ballard and W. D. Meyer, being respectively the President and the Secretary of Broadway-Goodman Corporation, Andrew Goodman and Richard Silva, being respectively the President and Treasurer of Bergdorf & Goodman Company, and Leonard Hankin and Richard L. Silva, being respectively the Vice President and the Secretary of Bergdorf & Goodman Fur Corporation, hereby certify:

        1.     The name of each constituent corporation is as follows:

          (a)   Bergdorf & Goodman Company;

          (b)   Bergdorf & Goodman Fur Corporation; and

          (c)   Broadway-Goodman Corporation.

        2.     The name of the surviving corporation is Broadway-Goodman Corporation.

        3.     The following table sets forth, as to each constituent corporation, the designation and number of outstanding shares of each class and series, specifying the classes and series entitled to vote and further specifying each class and series, if any, entitled to vote as a class:

Name of Corporation	Designation of Class or Series	Number of Shares Outstanding	Number of Shares Entitled to Vote	Number of Shares Entitled to Vote as a Class
Bergdorf & Goodman Company	Common Stock, $1 par value	10,000	10,000	10,000
	Series A Prior Preferred Stock, $100 par value	574	—	574
	Preferred Stock, $100 par value	3,457	3,457	3,457
	6% Cumulative Convertible Second Preferred Stock, $100 par value	8,973	8,973	8,973
	7% Cumulative Convertible Third Preferred Stock, $100 par value	38,573	38,573	38,573
Bergdorf & Goodman Fur Corporation	Common Stock, $100 par value	1,500	1,500	1,500
Broadway-Goodman Corporation	Common Shares, $1 par value	1,000	1,000	1,000

        4.     Upon the effective date of the merger Article FIRST of the Certificate of Incorporation of Broadway-Goodman Corporation shall be amended so that as amended the same shall read in its entirety as follows:

          "FIRST: The name of the Corporation is Bergdorf Goodman Inc."

        5.     (a) The Certificate of Incorporation of Bergdorf & Goodman Company was filed by the Department of State on July 26, 1901.

          (b)   The Certificate of Incorporation of Bergdorf & Goodman Fur Corporation was filed by the Department of State on December 11, 1925.

          (c)   The Certificate of incorporation of Broadway-Goodman Corporation was filed by the Department of State on May 12, 1972.

        6.     The merger was authorized with respect to Bergdorf & Goodman Company pursuant to Section 903 of the Business Corporation Law of New York by adoption of the Plan and Agreement of Merger at a meeting of its shareholders by a vote of the holders of at least two-thirds of all of the outstanding shares of Common Stock entitled to vote thereon, and in addition, by a vote of at least a majority of each class of preferred stock of Bergdorf & Goodman Company entitled to vote thereon voting by classes.

        7.     The merger was authorized with respect to Bergdorf & Goodman Fur Corporation by adoption of the Plan and Agreement of Merger by the unanimous vote of the holders of all outstanding shares of its capital stock at a meeting duly held, and with respect to Broadway-Goodman Corporation pursuant to Section 903 of the Business Corporation Law of New York by adoption of the Plan and Agreement of Merger by the unanimous written consent of the shareholders of said corporation in lieu of a meeting pursuant to Section 615 of the Business Corporation Law.

        IN WITNESS WHEREOF, we have signed this Certificate on the 22nd day of June, 1972, and we affirm the statements contained therein as true under penalties of perjury.

BERGDORF & GOODMAN COMPANY
By:	/s/ Andrew Goodman President
By:	/s/ Richard Silva, Treasurer
BROADWAY-GOODMAN CORPORATION
By:	/s/ E. W. Ballard, President
W. D. Meyer, Secretary
BERGDORF & GOODMAN FUR CORPORATION
By:	/s/ Leonard Hankin Vice President
By:	/s/ Richard Silva Secretary